Exhibit 99.1

CSFB Statement on Holdings of NCFE Securities

        New York, November 25, 2002—CSFB, together with other holders of notes issued by affiliates of National Century Financial Enterprises, Inc. ("NCFE"), suffered losses as a result of what appears to be massive fraud at NCFE. It is increasingly apparent that NCFE and its officers deliberately misled CSFB and other investors. CSFB intends to assess the situation as information develops related to NCFE, its officers and directors, and others, and will vigorously pursue those responsible for these losses.

        CSFB currently holds for its own account notes issued by affiliates of NCFE in the principal amount of approximately US$258 million. The Firm also acted as placement agent for many of the notes issued by affiliates of NCFE. Following the Monday, November 18, 2002, bankruptcy filing by NCFE and based on the information available at this time, the Firm has decided to write down its NCFE holdings to approximately US$44 million, or to 17% of the principal amount. The Firm continues to monitor the situation closely and, if appropriate, will make adjustments as more complete information becomes available.

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        Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and asset management. CSFB operates in 77 locations in 36 countries across six continents. The Firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our Web site at http://www.csfb.com.

Press Contacts:	Cristina von Bargen	CSFB—New York	(212) 325-2808
	Pen Pendleton	CSFB—New York	(212) 325-2590